Exhibit 99.1

IRADIMED CORPORATION Announces Second Quarter 2015 Financial Results

•                  Revenue grows 62% compared to the same quarter last year

•                  Reports second quarter 2015 non-GAAP diluted EPS of $0.16

•                  Increases full year 2015 revenue and non-GAAP earnings guidance

•                  Announces third quarter financial guidance

Winter Springs, Florida, July 30, 2015 — IRADIMED CORPORATION (NASDAQ:IRMD), the only known provider of non-magnetic intravenous (IV) infusion pump systems that are designed to be safe for use during magnetic resonance imaging (MRI) procedures, today announced financial results for the three months ended June 30, 2015.

For the second quarter ended June 30, 2015, the Company reported revenue of $7.6 million, an increase of 62% compared to $4.7 million for the second quarter of 2014.  Net income was $1.8 million, or $0.15 per diluted share, compared with net income of $1.0 million, or $0.11 per diluted share for the second quarter of 2014.

Non-GAAP net income was $0.16 per diluted share, compared to $0.13 in the second quarter 2014.  Weighted average diluted shares increased 36% when compared to the quarter ended June 30, 2014 resulting from the completion of the Company's IPO in July 2014.  Free cash flow was $1.6 million for the quarter ended June 30, 2015.

Gross profit margin was 81.3% for the second quarter of 2015, compared to 81.5% for the second quarter of 2014.  Domestic sales were 94.6% of total revenue for the quarter, compared to 89.7% for the second quarter 2014.

“This quarter’s performance again shows the strength and desirability of IRADIMED’s technology and the confidence our customers have in our MRI IV pump systems.  Bookings remained strong throughout the quarter and both our revenue and non-GAAP earnings exceeded our forecasts.  This led us once again to increase our full year outlook.  I am very happy with these results and look forward to an exciting second half of the year with the anticipated resolution of last year’s FDA warning letter and the continued development of our MRI compatible patient monitoring system,” said Roger Susi, President and Chief Executive Officer of the Company.

Financial Guidance

For the third quarter 2015, the Company expects revenue of approximately $7.7 million to $7.8 million and non-GAAP diluted EPS of $0.16 to $0.17.

The Company increased its full year 2015 revenue guidance and now expects to report revenue of $30.2 million to $30.4 million, an increase from the previous guidance of $29.0 million to $30.0 million.  The Company also increased its full year 2015 non-GAAP diluted earnings per share guidance and now expects non-GAAP diluted earnings per share of $0.63 to $0.65, an increase from the previous guidance of $0.57 to $0.59.

Use of non-GAAP Financial Measures

The Company believes the use of non-GAAP income from operations, non-GAAP net income and free cash flow are helpful to our investors. These measures, which we refer to as our non-GAAP financial measures, are not prepared in accordance with GAAP. We calculate non-GAAP net income as net income excluding stock-based compensation expense, net of tax. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash expenses, we believe that providing non-GAAP financial measures that exclude stock-based compensation expense allow for meaningful comparisons between our operating results from period to period. We calculate free cash flow as net cash provided by operating activities less net cash used in investing activities for purchases of property and equipment. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening our balance sheet. All of our non-GAAP financial measures are important tools for financial and operational decision making and for evaluating our operating results.

A reconciliation of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in the table later in this release immediately following the condensed statements of cash flows.  These non-GAAP financial measures should not be considered in isolation or as a substitute for a measure of the Company’s operating performance or liquidity prepared in accordance with U.S. GAAP and are not indicative of income from operations, net income, or cash provided by operating activities.

Conference Call

IRADIMED has scheduled a conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today, July 30, 2015.  Individuals interested in listening to the conference call may do so by dialing 1-844-413-1781 for domestic callers, or 1-716-247-5767 for international callers, and entering the reservation code 84734196.

The conference call will also be available real-time via the internet at www.iradimed.com/en-us/investors/index.php and selecting Events & Presentation.  A recording of the call will be available on the Company’s website following the completion of the call.

About IRADIMED CORPORATION

IRADIMED CORPORATION is the only known provider of non-magnetic intravenous (“IV”) infusion pump systems that are designed to be safe for use during magnetic resonance imaging (“MRI”) procedures. Other electromechanical medical devices and pumps contain magnetic and electronic parts that are potentially dangerous to operate in the presence of the powerful magnet that drives an MRI. Our MRidium 3860+ MRI compatible IV infusion pump system has been designed with non-ferrous parts, ceramic ultrasonic motors, non-magnetic mobile stands and other special features in order to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach to providing IV fluids before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated in order to remain immobile during an MRI scan.

MRidium is a trademark of IRADIMED CORPORATION.

For more information please visit www.iradimed.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Act of 1995, particularly statements regarding our expectations, beliefs, plans, intentions, future operations, financial condition and prospects, and business strategies. These statements relate to future events or our future financial performance or condition and involve unknown risks, uncertainties and other factors that could cause our actual results, level of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements.  The risks and uncertainties referred to above include, but are not limited to, risks associated with the Company’s ability to receive clearance of its 510(k) submission, additional actions by or requests from the FDA (including a request to cease domestic distribution of products) and unanticipated costs or delays associated with resolution of these matters; a securities class-action lawsuit that has been filed against the Company in connection with the FDA warning letter and shipment stoppage; our reliance on a single product; unexpected costs, expenses and diversion of management attention resulting from the FDA warning letter and the related securities class-action lawsuit; potential disruptions in our limited supply chain for our products; a reduction in international distribution as we focus on fulfilling orders from our U.S. backlog; actions of the FDA or other regulatory bodies that could delay, limit or suspend product development, manufacturing or sales; the effect of recalls, patient adverse events or deaths on our business; difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services; changes in laws and regulations or in the interpretation or application of laws or regulations.

Further information on these and other factors that could affect the Company’s financial results is included in filings we make with the Securities and Exchange Commission from time to time.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update forward-looking statements.

IRADIMED CORPORATION

CONDENSED BALANCE SHEETS

	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,427,528	$9,454,150
Investments	7,907,327	7,913,793
Accounts receivable, net	4,260,683	1,960,214
Inventory, net	2,318,201	2,125,838
Prepaid expenses and other current assets	145,043	276,540
Prepaid income taxes	129,918	320,941
Deferred income taxes	204,949	116,339
Total current assets	27,393,649	22,167,815
Property and equipment, net	828,333	794,835
Intangible assets, net	182,960	250,836
Deferred income taxes	321,400	76,557
Other assets	35,501	19,676
Total assets	$28,761,843	$23,309,719
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,044,936	$629,167
Accrued payroll and benefits	1,044,949	1,244,898
Other accrued taxes	13,005	65,790
Warranty reserve	59,180	27,925
Deferred revenue	1,302,420	308,341
Accrued income taxes	66,827	—
Total current liabilities	3,531,317	2,276,121
Deferred revenue	142,381	142,902
Total liabilities	3,673,698	2,419,023
Stockholders’ equity:
Common stock	1,098	1,082
Additional paid-in capital	16,729,207	15,785,838
Retained earnings	8,383,315	5,125,249
Accumulated other comprehensive loss	(25,475)	(21,473)
Total stockholders’ equity	25,088,145	20,890,696
Total liabilities and stockholders’ equity	$28,761,843	$23,309,719

IRADIMED CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$7,609,143	$4,700,369	$14,600,848	$8,257,606
Cost of revenue	1,422,027	869,745	2,750,207	1,526,111
Gross profit	6,187,116	3,830,624	11,850,641	6,731,495
Operating expenses:
General and administrative	1,985,269	1,130,484	3,953,287	2,223,179
Sales and marketing	1,104,682	864,519	2,193,378	1,624,308
Research and development	403,447	225,500	745,748	449,804
Total operating expenses	3,493,398	2,220,503	6,892,413	4,297,291
Income from operations	2,693,718	1,610,121	4,958,228	2,434,204
Other income, net	46,135	11,631	92,951	15,083
Income before provision for income taxes	2,739,853	1,621,752	5,051,179	2,449,287
Provision for income taxes	969,282	602,931	1,793,113	907,099
Net income	$1,770,571	$1,018,821	$3,258,066	$1,542,188

Net income per share:
Basic	$0.16	$0.15	$0.30	$0.22
Diluted	$0.15	$0.11	$0.27	$0.17
Weighted average shares outstanding:
Basic	10,974,448	7,000,000	10,940,525	7,000,000
Diluted	12,107,707	8,878,170	12,068,122	8,868,610

IRADIMED CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2015	2014
Operating activities:
Net income	$3,258,066	$1,542,188
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	58,666	450
Provision for excess and obsolete inventory	42,156	29,669
Depreciation and amortization	106,264	54,462
Stock-based compensation	582,085	332,282
Impairment of intangible assets	55,433	—
Changes in operating assets and liabilities:
Accounts receivable	(2,359,135)	(294,488)
Inventory	(124,866)	(321,249)
Prepaid expenses and other current assets	133,004	59,377
Other assets	(17,332)	(13,634)
Deferred income taxes	(330,989)	(122,063)
Accounts payable	306,116	239,794
Accrued payroll and benefits	(199,949)	195,638
Other accrued taxes	(52,785)	(47,061)
Warranty reserve	31,255	5,000
Deferred revenue	993,558	387,675
Accrued income taxes, net of prepaid income taxes	257,850	199,588
Net cash provided by operating activities	2,739,397	2,247,628
Investing activities:
Purchases of investments	—	(2,540)
Purchases of property and equipment	(121,415)	(218,425)
Capitalized intangible assets	(5,904)	(17,676)
Net cash used in investing activities	(127,319)	(238,641)
Financing activities:
Proceeds from stock option exercises	199,060	—
Income tax benefits credited to equity	162,240	—
Payment of initial public offering costs	—	(203,225)
Repayment of officer note payable	—	(6,333)
Net cash provided by (used in) financing activities	361,300	(209,558)
Net increase in cash and cash equivalents	2,973,378	1,799,429
Cash and cash equivalents, beginning of period	9,454,150	2,461,559
Cash and cash equivalents, end of period	$12,427,528	$4,260,988

IRADIMED CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Non-GAAP Net Income and Diluted EPS

	Three Months Ended June 30,
	2015	2014
Net income	1,770,571	1,018,821
Excluding:
Stock-based compensation expense, net of tax expense	182,926	106,387
Non-GAAP net income	$1,953,497	$1,125,208
Weighted average shares outstanding - diluted	12,107,707	8,878,170
Non-GAAP net income per share - diluted	$0.16	$0.13

Free Cash Flow

Three Months Ended June 30, 2015
Net cash provided by operating activities	$1,683,210
Less:
Purchases of property and equipment	81,121
Free cash flow	$1,602,089

Media Contact:

Chris Scott

Chief Financial Officer

IRADIMED CORPORATION

(407) 677-8022

InvestorRelations@iradimed.com